ASSET PURCHASE AGREEMENT


                 Dated as of January 26, 2000, by and between

                           XCEL MANAGEMENT, INC.,
                             a Utah corporation,

                              and INSYNQ, INC.,
                           a Washington corporation

                              TABLE OF CONTENTS

                                                              Page
                                                              ----

RECITALS ...................................................    1

AGREEMENT..................................................     1

ARTICLE I
    DEFINITIONS ............................................    1

ARTICLE II
     SALE AND PURCHASE OF ASSETS
     2.1     Purchase and Sale of Assets ...................    5
     2.2     Assumption of Liabilities.....................     5
     2.3     Issuance of Shares ............................    5
     2.4     The Closing ...................................    5
     2.5     Deliveries at the Closing .....................    5

ARTICLE III
     DIRECTORS AND OFFICERS OF XCEL
     3.1     Directors .....................................    5
     3.2     Xcel Officers.................................     6

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF INSYNQ
     4.1     Existence; Good Standing; Corporate Authority;
             Compliance with Law............................    6
     4.2     Authorization, Validity and Effect of Agreements   7
     4.3     Other Interests ................................   7
     4.4     No Violation ...................................   7
     4.5     Financial Statements ...........................   8
     4.6     Absence of Undisclosed Liabilities .............   8
     4.7     Absence of Certain Changes or Events............   8
     4.8     No Contracts, Etc...............................   10
     4.9     Litigation......................................   11
     4.10    Authorization ..................................   11
     4.11    Taxes ..........................................   11
     4.12    Proprietary Rights .............................   12
     4.13    ERISA ..........................................   12
     4.14    Fees ...........................................   12
     4.15    Books and Records ..............................   12
     4.16    Disclosure .....................................   12

ARTICLE V
     REPRESENTATIONS AND WARRANTIES OF XCEL
      5.1     Existence; Good Standing; Corporate Authority;
              Compliance with Law.............................  13
      5.2     Authorization, Validity and Effect of Agreements  13
      5.3     Capitalization............................... .   14
      5.4     Other Interests ..............................    14
      5.5     No Violation .................................    14
      5.6     SEC Documents ................................    15
      5.7     Financial Statements.........................     15
      5.8     Absence of Undisclosed Liabilities .............  16
      5.9     Absence of Certain Changes or Events ..........   16
      5.10    No Contracts, Etc ............................    18
      5.11    Authorization................................     18
      5.12    Litigation ...................................    18
      5.13    Taxes.........................................    19
      5.14    Proprietary Rights ...........................    19
      5.15    ERISA........................................     19
      5.16    Fees.........................................     20
      5.17    Books and Records ............................    20
      5.18    Disclosure ...................................    20
      5.19    Purchase Accounting Treatment................     20
      5.20     No Obligations at the Closing ...............    20

ARTICLE VI
      INTERIM OPERATING COVENANTS OF INSYNQ
      6.1     Operations....................................    20
      6.2     Meeting of Stockholders; Compliance with
               Washington Corporate Law .....................   21
      6.3     No Change....................................     21
      6.4     Access; Confidential Information.............     22
      6.5     Obtain Consents ..............................    22
      6.6     Exclusivity ..................................    22

ARTICLE VII
      INTERIM OPERATING COVENANTS OF XCEL AND SUBSIDIARY
      7.1     Operations ...................................    23
      7.2     Compliance with Utah Corporate Law............    23
      7.3     No Change.....................................    23
      7.4     Access; Confidential Information .............    24
      7.5     Obtain Consents ..............................    25
      7.6     Exclusivity ...................................   25

ARTICLE VIII
      ADDITIONAL COVENANTS OF THE PARTIES
      8.1     Filings; Other Action........................     25
      8.2     Further Action ...............................    25
      8.3     Expenses .....................................    26
      8.4     Brokers and Finders Fees......................    26
      8.5     Notices of Certain Events ....................    26
      8.6     Completion of Due Diligence ..................    26
      8.7     Preparation of Schedules and Exhibits ........    26

ARTICLE IX
      CONDITIONS TO CLOSING
      9.1      Conditions to Each Party's Obligations to
                 Effect this Agreement......................    27
      9.2      Conditions to Obligation of Insynq to
                  Effect this Agreement .....................   28
      9.3      Conditions to Obligation of Xcel to Effect
                   this Agreement..........................     29

ARTICLE X
     TERMINATION
     10.1      Termination by Mutual Consent................   30
     10.2      Termination by Either Party..................   30
     10.3      Effect of Termination and Abandonment .......   30
     10.4      Extension; Waiver............................   30

ARTICLE XI
     GENERAL PROVISIONS
     11.1      Notices....................................     31
     11.2      Assignment, Binding Effect.................     31
     11.3      Entire Agreement...........................     32
     11.4      Amendment ..................................    32
     11.5      Subsequent Actions .........................    32
     11.6      Governing Law ..............................    32
     11.7      Counterparts ...............................    32
     11.8      Headings ..................................     32
     11.9      Interpretation..............................    32
     11.10     Waivers ....................................    33
     11.11     Attorneys' Fees ............................    33
     11.12     Survival ...................................    33
     11.13     Incorporation of Exhibits...................    33
     11.14     Severability ...............................    33
     11.15     Enforcement of Agreement ...................    33
     11.16     Consent....................................     34




                           ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of January __, 2000, among Xcel Management, Inc. ("Xcel" or "Buyer"), a Utah corporation, and Insynq, Inc., a Washington corporation ("Insynq"), upon the following premises:

                                  RECITALS

     A. Xcel is an inactive corporation whose shares are quoted on the Nasdaq Electronic Bulletin Board under the symbol "XCLL."

     B. Insynq is a privately held corporation in the business of developing and marketing a proprietary data utility services system for use in the internet industry. Insynq owns certain proprietary technology and other property and assets, and related tradenames, and trademarks, which are used in the operation of Insynq's business.

     C. This Agreement provides for the sale by Insynq, and the purchase by Xcel, of all such assets, in exchange for voting shares of Xcel, all of the terms and conditions as hereinafter set forth.

                                  AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises and of the provisions, representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the parties agree as follows.

                                  ARTICLE I

                                 DEFINITIONS

     "Acquired Assets" means all right, title, and interest in and to all of the assets of Insynq, including all of its (a) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables, (g) securities, (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, (k) Cash, and (1) rights in and with respect to the assets associated with any employee benefit plans; provided, however, that the Acquired Assets shall not include
(i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Insynq as a corporation or (ii) any of the rights of Insynq under this Agreement (or under any side agreement between Insynq on the one hand and Xcel on the other hand entered into on or after the date of this Agreement).

     "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504(a) (or any similar group defined under a similar provision of state, local, or foreign law).

     "Assumed Liabilities" means (a) all Liabilities of Insynq set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto),
(b) all Liabilities of Insynq which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (other than any Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), (c) all Liabilities of Insynq for unpaid Taxes with respect to periods prior to the Closing for which the return is due after the Closing up to an amount computed in accordance with the past custom and practice of Insynq and its Subsidiaries in filing their Tax Returns, (d) all obligations of Insynq under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets either (i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing, (e) all Liabilities and obligations of Insynq under any Employee Benefit Plans, (f) all outstanding options, warrants, and employment agreements of Insynq, and (g) all other Liabilities and obligations of Insynq set forth in an appendix to the Insynq Schedule under an express statement to the effect that the definition of Assumed Liabilities will include the Liabilities and obligations so disclosed.

     "Basis" means any part or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

     "Closing" has the meaning set forth in Section 2.4 below.

     "Closing Date" has the meaning set forth in Section 2.4 below.

     "Employee Benefit Plan" means any (a) non-qualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan,
(b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec.
3(1).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excess Loss Account" has the meaning set forth in Treas. Reg. Section 1.1502-19.

     "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

     "Financial Statement" has the meaning set forth in Section 4.7 below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means actual knowledge after reasonable investigation.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in Section
4.7 below.

     "Most Recent Fiscal Month End" means the fiscal quarter ended December 31, 1999.

     "Most Recent Fiscal Year End" means the year ended December 31, 1999.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable (or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings), (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Insynq Stockholder" means any person who or which holds or will hold, prior to Closing, any Insynq Shares.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.


                                  ARTICLE II

                         SALE AND PURCHASE OF ASSETS

     2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Xcel agrees to purchase from Insynq, and Insynq agrees to sell, transfer, convey, and deliver to Xcel, all of the Acquired Assets at the Closing for the consideration specified below in this Article 2.

     2.2 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Xcel agrees to assume and become responsible for all the Assumed Liabilities at the Closing. Xcel will not assume or have any responsibility, however, with respect to any other obligation or Liability of Insynq not included within the definition of Assumed Liabilities.

     2.3 Issuance of Shares. In exchange for the agreement to sale the Acquired Assets set forth in Section 2.1 above, Xcel agrees to issue to the Insynq stockholders, a total of 7,604,050 shares of restricted common stock.

     2.4 The Closing. The closing of the transaction contemplated by this Agreement (the "Closing"), shall take place at the offices of Insynq, 709 South 9th Street, Suite 305, Tacoma, Washington, on or before February, , 2000, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no earlier than February , 2000.

     2.5 Deliveries at the Closing. At the Closing, (i) Insynq will deliver to Xcel the various certificates, instruments, and documents referred to in Section 9.2(e) below; (ii) Xcel will deliver to Insynq the various certificates, instruments, and documents referred to in Section 9.3(e) below;
(iii) Insynq will execute, acknowledge (if appropriate), and deliver to Xcel
(A) assignments (including real property and Intellectual Property transfer documents) in the forms attached hereto as Exhibit A and (B) such other instruments of sale, transfer, conveyance, and assignment as Xcel and its counsel reasonably may request; and (iv) Xcel will execute, acknowledge (if appropriate), and deliver to Insynq (A) an assumption in the form attached hereto as Exhibit B and (B) such other instruments of assumption as Insynq and its counsel reasonably may request.

                                 ARTICLE III

                        DIRECTORS AND OFFICERS OF XCEL

     3.1 Directors. Following the Closing, Xcel shall take such action as is necessary to expand its board of directors to four (4) members and appoint John Gorst and M. Carroll Benton as additional directors. The Directors shall serve, until their successors are duly appointed or elected in accordance with applicable law. Xcel shall take all actions necessary to nominate the Directors for election.

     3.2 Xcel Officers. At the Closing, Xcel shall take such actions as are necessary to elect as the officers of Xcel effective immediately following the Closing Date:

  Name                      Office
----------                 -----------
John Gorst                 Chief Executive Officer and Chairman of the Board

Donald L. Manzano, Sr.     President and Chief Operating Officer

M. Carroll Benton          Secretary/Treasurer

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF INSYNQ

     Insynq represents and warrants to Xcel as of the date of this Agreement as follows:

     4.1      Existence; Good Standing; Corporate Authority; Compliance with
Law.

          (a) Insynq is a corporation duly incorporated, validly existing, and in good standing (including tax good standing) under the laws of the State of Washington. Insynq is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of the jurisdictions listed in Schedule 4.1, which list contains all jurisdictions in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, in each case except as would not, individually or in the aggregate, reasonably be expected to have an adverse effect (as defined in subparagraph (c) below).

          (b) Insynq has all requisite corporate power and authority to own, operate, and lease its properties and carry on its business as presently conducted and as proposed to be conducted.

          (c) Insynq is not in violation of any law, ordinance, governmental rule or regulation to which it or any of its properties or assets is subject, except as would not, individually or in the aggregate, reasonably be expected to have an Insynq Material Adverse Effect, nor is Insynq in violation of any order, judgment, or decree of any court, governmental authority, or arbitration board or tribunal. An "Insynq Material Adverse Effect" means a material adverse change in the business, properties, financial condition, results of operations, or prospects of Insynq, taken as a whole.

          (d) The copies of the Articles of Incorporation and Bylaws of Insynq, which have been delivered to Xcel, include any and all amendments made thereto at any time prior to the date of this Agreement and are true, correct, and complete.

          (e) Insynq's corporate minute books are accurate as to their content and include therein the Articles of Incorporation and Bylaws with any amendments thereto. The meetings of the directors or stockholders referred to in the corporate minute books were duly called and held. The signatures appearing on all documents contained in the corporate minute books are the true signatures of the persons purporting to have executed the same and no minutes of meetings or written consents of the directors or stockholders of Insynq are omitted from such minute books that would contain any resolutions or other actions that would be inconsistent with any of the representations and warranties contained in Article IV hereof or prevent or limit any of the transactions contemplated by this Agreement. Schedule 4.1 sets forth a true and complete list of the names of all directors of Insynq and the names and offices held of all officers of Insynq and each subsidiary as the date hereof.

     4.2      Authorization, Validity and Effect of Agreements.

          (a) Insynq has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and transactions contemplated by the stockholders of Insynq, the consummation by Insynq of the transactions contemplated hereby has been duly authorized by all requisite corporate action of Insynq. This Agreement has been duly executed and delivered by Insynq and, assuming the due authorization, execution and delivery by Xcel, constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute valid and legally binding obligations of Insynq, enforceable against Insynq in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including, without limitation, possible unavailability of specific performance, other injunctive relief or other equitable remedies and an implied covenant of good faith and fair dealing.

          (b) The affirmative vote of the holders of two-thirds of the issued and outstanding shares of Insynq Stock present in person or by proxy at a duly convened and held meeting of the stockholders of Insynq is necessary to approve the sale of Insynq Assets pursuant to the terms hereof.

     4.3 Other Interests. Insynq does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, or entity other than investments in short term investment securities.

     4.4 No Violation. Neither the execution or delivery by Insynq of this Agreement and all agreements or documents contemplated therein nor the consummation by Insynq of the transactions contemplated therein, will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Insynq; (ii) except as set forth in Schedule 4.4, violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Insynq under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, loan agreement, deed of trust, or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Insynq is a party, or by which Insynq or any of its properties is bound or affected; (iii) violate any law, statute, rule, regulation, judgment, or decree applicable to Insynq; or (iv) other than the filings provided for in Article I, filings required under the Act, or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any consent, approval, or authorization of, or declaration, filing, or registration with, any governmental or regulatory authority.

     4.5 Financial Statements. The audited balance sheet and statement of operations as of and for ten months ended October 31, 1999, audited by Rebecca R. Vidrine, C.P.A., attached to Schedule 4.5, are prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved except as otherwise set forth therein and present fairly the financial condition of Insynq as of such date and the results of operations of Insynq for the ten months then ended, except that such financial statements are subject to normal adjustments that are not and are not expected to be, individually or in the aggregate, material in amount and do not include certain notes which may be required by GAAP.

     4.6 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in Insynq Balance Sheet or set forth in Schedule
4.6 at the date of Insynq Balance Sheet, Insynq did not have any obligation or liability of any kind whatsoever (whether accrued, absolute, contingent, unliquidated, civil, criminal, or otherwise and whether due or to become due), whether or not any such liability or obligation would have been required to be disclosed on a balance sheet prepared in accordance with GAAP, that, individually or in the aggregate, could have an Insynq Material Adverse Effect. Insynq Balance Sheet has accurate accruals of all employee benefit costs, including, but not limited to, payroll, commissions, bonuses, retirement benefits and vacation accruals.

     4.7     Absence of Certain Changes or Events.

          (a) Except as set forth on Schedule 4.7, since October 31, 1999, no event or events have occurred, which individually or in the aggregate have had an Insynq Material Adverse Effect, and there exists no condition or contingency that could reasonably be expected to result in an Insynq Material Adverse Effect.

          (b) Since the date of Insynq Balance Sheet and except as set forth in Schedule 4.7 (b), Insynq has not:

               (i) declared, set aside, paid, or made any dividend or other distribution on or in respect of any shares of its capital stock or directly or indirectly redeemed, retired, purchased, or otherwise acquired any such shares or any option, warrant, conversion privilege, preemptive right, or other right or agreement to acquire the same or any other securities convertible into or evidencing the right to purchase or otherwise acquire the same;

               (ii) made any amendments to its Articles of Incorporation or Bylaws:

               (iii) made any change in the number of shares of its capital stock authorized, issued, or outstanding or authorized, issued, granted, or made any option, warrant, conversion privilege, preemptive right, or other right or agreement to acquire the same or any other securities convertible into or evidencing the right to acquire the same;

               (iv) incurred any indebtedness or borrowed money other than as set forth in Schedule 4.7(b)(iv); which borrowings shall not exceed $5,000 in the aggregate;

               (v) incurred any obligation or liability (contingent or otherwise), outside the Ordinary Course of Business;

               (vi) discharged or satisfied any lien or encumbrance or paid any obligations or liability (fixed or contingent) other than current liabilities paid to unrelated parties, wages paid to officers and employees and director's fees paid to directors, each in the Ordinary Course of Business;

               (vii) mortgaged, pledged, or subjected to any lien, charge, or other encumbrance any of its respective properties or assets (tangible or intangible) except liens for current property taxes not yet due and payable;

               (viii) sold, assigned, leased, transferred or otherwise disposed of, or agreed to sell, assign, lease, transfer or otherwise dispose of, any of its tangible assets other than sales of inventory in the Ordinary Course of Business;

               (ix) entered into any transaction, contract, or commitment;

               (x) made any capital expenditures or any commitment therefor in excess of $1,000 in the aggregate except as consented to by Xcel;

               (xi) adopted or made any change in any executive compensation plan, bonus plan, incentive compensation plan, deferred compensation agreement, or other employee benefit plan or arrangement;

               (xii) entered into any employment or consulting agreement or arrangement, or granted or paid any bonus, or made or granted any general wage or salary increase or any specific increase in the wages or salary of any employee;

               (xiii) suffered any casualty loss or damage, whether or not such loss or damage shall have been covered by insurance;
               (xiv) canceled or compromised any debt or claim except for adjustments made in the Ordinary Course of Business that, in the aggregate, are not material, or waived or released any rights that are material;

               (xv) terminated, amended, or modified any agreement or instrument described in Schedule 4.8;

               (xvi) entered into any transaction with any stockholder, officer, director, or key employee of Xcel or any affiliate of any such person other than the payment of wages and salaries and other benefits under employee benefit plans in existence prior to December 31, 1998;

               (xvii) made any loans or advances to, guaranties for the benefit of, or investments in, any person;

               (xviii)      made cash charitable contributions;

               (xix) merged or consolidated with, or acquired all or substantially all of the assets, capital stock, or business of any other person;

               (xx) introduced any material change with respect to its method of accounting or accounting practice by Insynq; or

               (xxi) agreed or committed to do any of the things described in this Section 4.7.

     4.8 No Contracts, Etc. Except as set forth in Schedule 4.8, Insynq is not a party to or liable under any of the following:

          (a)      any lease of real property;

          (b)      any lease of personal property;

          (c)      any contract for any intellectual property rights, if any;

          (d) any employment and consulting agreements covering any employee of, or consultant to, Insynq;

          (e) any deferred compensation agreements, employee stock option plans, group life, hospitalization or disability insurance, severance policies and other plans and arrangements providing benefits for employees of Insynq;

          (f)      any bank accounts and safe deposit boxes of Insynq;

          (g) any loan agreements, credit agreements, indentures, and other documents or instruments relating to the borrowing of money by Insynq and all promissory notes and other evidences of indebtedness of Insynq, including without limitation, all such documents and instruments relating to or evidencing any stockholder loans to Insynq; and

          (h) any guaranties of obligations of Insynq under all loan agreements, leases, and other documents and instruments to which Insynq is a party or by which it is bound, by any officer or director of Insynq or any affiliate of any of the foregoing.

     4.9 Litigation. Except as set forth in Schedule 4.9, to the knowledge of Insynq, there are no claims, actions, suits, investigations, or proceedings (public or private) pending against or affecting Insynq or any of its properties or assets, at law or in equity, before or by any federal, state, municipal, or other governmental or non-governmental department, commission, board, bureau, agency, court, or other instrumentality, or arbitrator or by any private person or entity. To the knowledge of Insynq, there are no claims, actions, suits, investigations, or proceedings (public or private) threatened against or affecting Insynq or any of its properties or assets, at law or in equity, before or by any federal, state, municipal, or other governmental or non-governmental department, commission, board, bureau, agency, court, or other instrumentality, or arbitrator or by any private person or entity, except for any of the foregoing which would not, individually or in the aggregate, reasonably be expected to have an Insynq Material Adverse Effect.

     4.10 Authorization. The execution, delivery and performance by Insynq of this Agreement and the consummation by Insynq of the transactions contemplated hereby require no consents of any party and no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) compliance with any applicable requirements of the Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or Blue Sky laws, and (b) any other filings, approvals or authorizations, which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on Insynq or materially impair the ability of Insynq to consummate the transactions contemplated by this Agreement.

     4.11 Taxes. All Taxes (as hereinafter defined) required to be filed by Insynq have been timely filed and are true, correct, and complete in all material respects, and all Taxes payable pursuant thereto have been timely paid or appropriate extensions have been filed for such periods. No deficiency or adjustment in respect of any Taxes that was assessed against Insynq remain unpaid and no such claim or assessment is pending or, to the knowledge of Insynq, threatened. Insynq has made all withholding of Taxes required to be made under all applicable federal, state, and local tax regulations and such withholdings have either been paid on a timely basis to the respective governmental agencies or set side in accounts for such purpose or accrued, reserved against and entered upon the books of Insynq. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return or tax liability of Insynq, and there is no proposed liability for any Taxes for which there is not an adequate reserve reflected on Insynq Balance Sheet. Insynq has not filed any consent with the Internal Revenue Service described in Section 341(f) of the Code.

     4.12      Proprietary Rights.

          (a)      Except as set forth on Schedule 4.12(a):

               (i) To Insynq's knowledge, Insynq has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of third parties, (ii) Insynq (and its employees with responsibility for Proprietary Rights matters) has not received any written charge, complaint, claims, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Insynq must license or refrain from using any Proprietary Rights of any third party),
(iii) to Insynq's knowledge, there is no basis for any as-yet unasserted charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Insynq must license or refrain from using any Proprietary Rights of any third party), or (iv) to Insynq's knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of Insynq.

     4.13 ERISA. Insynq does not contribute to and is not obligated to contribute to, and has ever maintained or contributed to or been obligated to contribute to, (i) any Multiemployer Plan, (ii) any a Multiple Employer Plan or (iii) any other incentive or retirement plan, including but not limited to a pension plan.

     4.14 Fees. Except as set forth in Schedule 4.14 there are no claims for legal, accounting, financial advisory, or investment bankers' fees, brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Insynq.

     4.15 Books and Records. Except as set forth in Schedule 4.15 the financial books, records, and work papers of Insynq are complete and correct in all material respects, have been maintained in accordance with good business practice and accurately reflect the bases for the consolidated financial condition and results of operations of Insynq set forth in the financial statements referred to in Section 4.5 hereof.

     4.16 Disclosure. No representation or warranty by Insynq in this Agreement and no statement contained in any document, certificate, or other writing prepared by Insynq or its representatives and furnished by Insynq to Xcel pursuant to the provisions hereof, affirmatively misstates a material fact or omits a material fact necessary for such document, certificate, or writing to be, in good faith, accurately and completely responsive in all material respects to the purpose identified by Insynq to Xcel for which such information was furnished by Insynq to Xcel.

                                  ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF XCEL

     Xcel represents and warrants to Insynq and its shareholders as of the date of this Agreement as follows.

     5.1      Existence; Good Standing; Corporate Authority; Compliance with
Law.

          (a) Xcel is a corporation duly incorporated, validly existing, and in good standing (including tax good standing) under the laws of the State of Utah. Xcel is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of the jurisdictions listed in Schedule 5.1, which list contains all jurisdictions in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below in Section 5.9).

          (b) Xcel has all requisite corporate power and authority to own, operate, and lease its properties and carry on its business as presently conducted and as proposed to be conducted.

          (c) Xcel is not in violation of any law, ordinance, governmental rule or regulation to which it or any of its properties or assets is subject, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, nor is Xcel in violation of any order, judgment, or decree of any court, governmental authority, or arbitration board or tribunal.

          (d) The copies of Xcel's Articles of Incorporation and Bylaws, which have been delivered to Insynq and the Principal Shareholders, include any and all amendments made thereto at any time prior to the date of this Agreement and are true, correct, and complete.

          (e) Xcel's corporate minute books are accurate as to their content and include therein the Articles of Incorporation and Bylaws with any amendments thereto. The meetings of the directors or stockholders referred to in the corporate minute books were duly called and held. The signatures appearing on all documents contained in the corporate minute books are the true signatures of the persons purporting to have executed the same and no minutes of meetings or written consents of the directors or stockholders of Xcel are omitted from such minute books that would contain any resolutions or other actions that would be inconsistent with any of the representations and warranties contained in Article V hereof or prevent or limit any of the transactions contemplated by this Agreement. Schedule 5.1 sets forth a true and complete list of the names of all directors of Xcel and the names and offices held of all officers of Xcel as the date hereof.

     5.2      Authorization, Validity and Effect of Agreements.

          (a) Xcel has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby and thereby. The consummation by Xcel of the transactions contemplated hereby has been duly authorized by all requisite corporate action of Xcel. This Agreement has been duly executed and delivered by Xcel and, assuming the due authorization, execution and delivery by Insynq and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Xcel enforceable in accordance with their respective terms.

     5.3 Capitalization. The authorized capital stock of Xcel consists of 50,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value, of which approximately 1,800,000 shares of common stock and no shares of preferred stock are outstanding. There are no shares of preferred stock issued or outstanding and no commitment exists to issue any preferred stock. Schedule 5.3 correctly sets forth the name of each person who holds of record shares of Xcel Stock and the number of shares of Insynq Stock so held, as of the date of this Agreement. Xcel has no outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Xcel on any matter. All issued and outstanding shares of Xcel Stock are duly authorized, validly issued, fully paid, nonassessable, free of preemptive or rescission rights, and were issued in compliance with all applicable federal and state securities laws. There are not, at the date of this Agreement, any authorized, issued, or outstanding options, warrants, calls, subscriptions, convertible securities, conversion privileges, preemptive rights, or other rights, agreements, or commitments (whether or not presently exercisable) that obligate Xcel to issue, transfer, or sell any shares of capital stock or other securities convertible into or evidencing the right to purchase or otherwise acquire any capital stock of Xcel. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar plans, contracts, or rights with respect to Xcel that are effective as of the date hereof or that have been executed or agreed to as of the date hereof with an effective date after the date hereof. There are no stockholders' agreements, voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Xcel to which Xcel is a party that are presently effective or have been executed or agreed to as of the date hereof or, to the best knowledge of Xcel, to which any officer or director of Xcel or any stockholder owned or controlled by such officer or director is or will be a party, except in accordance with the terms hereof. There are no restrictions upon the sale, voting, or transfer of any shares of Xcel Stock pursuant to Xcel's Articles of Incorporation, Bylaws, or other governing instruments (other than restrictions typically applicable to unregistered stock under the Securities Act).

     5.4 Other Interests. Xcel does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, or entity other than investments in short term investment securities.

     5.5 No Violation. Neither the execution and delivery by Xcel of this Agreement and all agreements and documents contemplated hereby, nor the consummation by Xcel of the transactions contemplated hereby or thereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation, as amended, or Bylaws of Xcel; (ii) violate any law, statute, rule, regulation, judgment, or decree applicable to Xcel; (iii) except as set forth in Schedule 5.5 violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Xcel under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, loan agreement, deed of trust, or any license, franchise, permit, lease, contract, agreement or other instrument, commitment, or obligation to which Xcel is a party, or by which Xcel or any of its properties is bound or affected; (iv) violate any law, statute, rule, regulation, judgment, or decree applicable to Xcel; or (v) other than the Regulatory Filings, require any consent, approval, or authorization of, or declaration, filing, or registration with, any governmental or regulatory authority.

     5.6 SEC Documents. For the last four fiscal quarters through November 30, 1999, Xcel has filed all forms, reports, and other documents (including all exhibits, schedules and annexes thereto) required to be filed by Xcel with the SEC and Nasdaq ("Xcel Report"). Except to the extent that information contained in any Xcel Report has been revised or superseded by a later Xcel Report filed and publicly available prior to the date of this Agreement, as of their respective dates, Xcel Reports (a) were (and any Xcel Report filed after the date hereof will be) in all material respects in accordance with the requirements of the Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (b) as of their respective filing dates did not (and any Xcel Report filed after the date hereof will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Xcel included in such reports (or incorporated therein by reference) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject to normal year-end adjustments) and fairly present in all material respects the financial position of Xcel and its consolidated subsidiaries as of the dates thereof and the periods then ended.

     5.7 Financial Statements. The audited consolidated balance sheet and consolidated statement of operations as of and for the twelve months ended May 31, 1999, accompanied by the audit report of Jones, Jensen & Company, LLC, independent certified public accountants, which are attached hereto as
Schedule 5.7, were prepared in accordance with GAAP, consistently applied throughout the periods involved except as otherwise set forth therein and present fairly the financial condition of Xcel as of such date and the results of operations of Xcel for the year then ended. The unaudited consolidated balance sheet of Xcel as of November 30, 1999, and the related consolidated statement of operations for the three months ended on such date, which are attached hereto as Schedule 5.7, were prepared in accordance with GAAP consistently applied except as otherwise set forth therein and of such date and the results of operations of Xcel for the three months then ended, except that such interim financial statements are subject to normal year-end adjustments that are not and are not expected to be, individually or in the aggregate, material in amount and do not include certain notes which may be required by GAAP. The balance sheet of Xcel as of November 30, 1999, is referred to in this Agreement as the "Xcel Balance Sheet."

     5.8 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in Xcel Balance Sheet or set forth in Schedule
5.8 at the date of Xcel Balance Sheet, Xcel did not have any obligation or liability of any kind whatsoever (whether accrued, absolute, contingent, unliquidated, civil, criminal, or otherwise and whether due or to become due), whether or not any such liability or obligation would have been required to be disclosed on a balance sheet prepared in accordance with GAAP, that, individually or in the aggregate, could have a Material Adverse Effect, as hereafter defined. Xcel Balance Sheet has accurate accruals of all employee benefit costs, including, but not limited to, payroll, commissions, bonuses, retirement benefits and vacation accruals.

     5.9     Absence of Certain Changes or Events.

          (a)      Since November 30, 1999, and except as set forth on
Schedule 5.9, no event or events have occurred, which individually or in the aggregate have had a Material Adverse Effect, as hereafter defined, and there exists no condition or contingency that could reasonably be expected to result in a Material Adverse Effect. A "Material Adverse Effect" means a material adverse change in the business, properties, financial condition, results of operations, or prospects of Xcel, taken as a whole.

          (b) Since the date of Xcel Balance Sheet and except as set forth in Schedule 5.9(b), Xcel has not:

               (i) declared, set aside, paid, or made any dividend or other distribution on or in respect of any shares of its capital stock or directly or indirectly redeemed, retired, purchased, or otherwise acquired any such shares or any option, warrant, conversion privilege, preemptive right, or other right or agreement to acquire the same or any other securities convertible into or evidencing the right to purchase or otherwise acquire the same;

               (ii) made any amendments to its Articles of Incorporation or Bylaws:

               (iii) made any change in the number of shares of its capital stock authorized, issued, or outstanding or authorized, issued, granted, or made any option, warrant, conversion privilege, preemptive right, or other right or agreement to acquire the same or any other securities convertible into or evidencing the right to acquire the same;

               (iv) incurred any indebtedness or borrowed money other than as set forth in Schedule 5.9(b)(iv); which borrowings shall not exceed $5,000 in the aggregate;

               (v) incurred any obligation or liability (contingent or otherwise);

               (vi) discharged or satisfied any lien or encumbrance or paid any obligations or liability (fixed or contingent) other than current liabilities paid to unrelated parties, wages paid to officers and employees and director's fees paid to directors, each in the Ordinary Course of Business;


               (vii) mortgaged, pledged, or subjected to any lien, charge, or other encumbrance any of its respective properties or assets (tangible or intangible) except liens for current property taxes not yet due and payable;

               (viii) sold, assigned, leased, transferred or otherwise disposed of, or agreed to sell, assign, lease, transfer or otherwise dispose of, any of its tangible assets other than sales of inventory in the Ordinary Course of Business;

               (ix) entered into any transaction, contract, or commitment;

               (x) made any capital expenditures or any commitment therefor in excess of $1,000 in the aggregate except as consented to by Insynq;

               (xi) adopted or made any change in any executive compensation plan, bonus plan, incentive compensation plan, deferred compensation agreement, or other employee benefit plan or arrangement;

               (xii) entered into any employment or consulting agreement or arrangement, or granted or paid any bonus, or made or granted any general wage or salary increase or any specific increase in the wages or salary of any employee;

               (xiii) suffered any casualty loss or damage, whether or not such loss or damage shall have been covered by insurance;

               (xiv) canceled or compromised any debt or claim except for adjustments made in the Ordinary Course of Business that, in the aggregate, are not material, or waived or released any rights that are material;

               (xv) terminated, amended, or modified any agreement or instrument described in Schedule 5.10;

               (xvi) entered into any transaction with any stockholder, officer, director, or key employee of Xcel or any affiliate of any such person other than the payment of wages and salaries and other benefits under employee benefit plans in existence prior to December 31, 1998;

               (xvii) made any loans or advances to, guaranties for the benefit of, or investments in, any person;

               (xviii)      made cash charitable contributions;

               (xix) merged or consolidated with, or acquired all or substantially all of the assets, capital stock, or business of any other person;
               (xx) introduced any material change with respect to its method of accounting or accounting practice by Xcel; or

               (xxi) agreed or committed to do any of the things described in this Section 5.9.

     5.10 No Contracts, Etc. Xcel is not a party to or liable under any of the following:

          (a)      any lease of real property;

          (b)      any lease of personal property;

          (c)      any contract for any intellectual property rights, if any;

          (d) any employment and consulting agreements covering any employee of, or consultant to, Xcel;

          (e) any deferred compensation agreements, employee stock option plans, group life, hospitalization or disability insurance, severance policies and other plans and arrangements providing benefits for employees of Xcel;

          (f)      any bank accounts and safe deposit boxes of Xcel;

          (g) any loan agreements, credit agreements, indentures, and other documents or instruments relating to the borrowing of money by Xcel and all promissory notes and other evidences of indebtedness of Xcel, including without limitation, all such documents and instruments relating to or evidencing any stockholder loans to Xcel; and

          (h) any guaranties of obligations of Xcel under all loan agreements, leases, and other documents and instruments to which Xcel is a party or by which it is bound, by any officer or director of Xcel or any affiliate of any of the foregoing.

     5.11 Authorization. The execution, delivery and performance by Xcel of this Agreement and the consummation by Xcel of the transactions contemplated hereby require no consents of any party and no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) compliance with any applicable requirements of the Act, the Exchange Act, or Blue Sky laws, and (b) any other filings, approvals or authorizations, which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on Xcel or materially impair the ability of Xcel to consummate the transactions contemplated by this Agreement.

     5.12 Litigation. There are no claims, actions, suits, investigations, or proceedings (public or private) pending against or affecting Xcel, or any of their properties or assets, at law or in equity, before or by any federal, state, municipal, or other governmental or non-governmental department, commission, board, bureau, agency, court, or other instrumentality, or arbitrator or by any private person or entity.
There are no claims, actions, suits, investigations, or proceedings (public or private) to the knowledge of Xcel or threatened against or affecting Xcel, or any of their properties or assets, at law or in equity, before or by any federal, state, municipal, or other governmental or non-governmental department, commission, board, bureau, agency, court, or other instrumentality, or arbitrator or by any private person or entity. There are no existing orders, judgments, settlements, injunctions, or decrees of any court or governmental agency that apply to Xcel or any of their assets, properties, business, or operations. No product liability, warranty, or similar claims have been made against Xcel. Xcel has not entered into any settlement agreements relating to the compromise or dismissal of any litigation involving Xcel or any of their properties or assets.

     5.13 Taxes. All Taxes (as hereinafter defined) required to be filed by Xcel, have been, or will be, prior to Closing, timely filed and are true, correct, and complete in all material respects, and all Taxes payable pursuant thereto have been timely paid or appropriate extensions have been filed for such periods. No deficiency or adjustment in respect of any Taxes that was assessed against Xcel remains unpaid and no such claim or assessment is pending or, to the knowledge of Xcel, threatened. Xcel has made all withholding of Taxes required to be made under all applicable federal, state, and local tax regulations and such withholdings have either been paid on a timely basis to the respective governmental agencies or set side in accounts for such purpose or accrued, reserved against and entered upon the books of Xcel. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return or tax liability of Xcel, and there is no proposed liability for any Taxes for which there is not an adequate reserve reflected on Xcel Balance Sheet. Xcel has not filed any consent with the Internal Revenue Service described in Section 341(f) of the Code.

     5.14      Proprietary Rights.

          (a)      Except as set forth on Schedule 5.14(a):

               (i) To Xcel's knowledge, Xcel has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of third parties, (ii) Xcel (and its employees with responsibility for Proprietary Rights matters) has not received any written charge, complaint, claims, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Xcel must license or refrain from using any Proprietary Rights of any third party),
(iii) to Xcel's knowledge, there is no basis for any as-yet unasserted charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Xcel must license or refrain from using any Proprietary Rights of any third party), or (iv) to Xcel's knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of Xcel.

     5.15 ERISA. Xcel does not contribute to and is not obligated to contribute to, and has ever maintained or contributed to or been obligated to contribute to, (i) any Multiemployer Plan, (ii) any a Multiple Employer Plan or (iii) any other incentive or retirement plan, including but not limited to a pension plan.

     5.16 Fees. Except as set forth in Schedule 5.16, there are no claims for legal, accounting, financial advisory, or investment bankers' fees, brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Xcel.

     5.17 Books and Records. Except as set forth in Schedule 5.17, the financial books, records, and work papers of Xcel are complete and correct in all material respects, have been maintained in accordance with good business practice and accurately reflect the bases for the consolidated financial condition and results of operations of Xcel set forth in the financial statements referred to in Section 5.7 hereof.

     5.18 Disclosure. No representation or warranty by Xcel in this Agreement and no statement contained in any document, certificate, or other writing prepared by Xcel or its representatives and furnished by Xcel to Insynq pursuant to the provisions hereof, affirmatively misstates a material fact or omits a material fact necessary for such document, certificate, or writing to be, in good faith, accurately and completely responsive in all material respects to the purpose identified by Xcel to Insynq for which such information was furnished by Xcel to Insynq.

     5.19 Purchase Accounting Treatment. Xcel intends that this Agreement be accounted for under the "purchase" method of accounting.

     5.20 No Obligations at the Closing. Notwithstanding anything in this Agreement to the contrary, as of the Closing, Insynq will have no employees, debts or obligations of any kind or nature, including any payment due or owing to any employees from the officers or directors of Insynq, any outstanding invoices or bills and no obligations to issue any shares of stock, pay any sums of money or fulfill any contractual commitments, whether disclosed or undisclosed, or for the filing of any document, report, certificate or form with any governmental body including the Securities and Exchange Commission.

                                  ARTICLE VI

                    INTERIM OPERATING COVENANTS OF INSYNQ

     6.1 Operations. Between the date of this Agreement and the Closing, Insynq will:

          (a) file on a timely basis all notices, reports or other filings required to be filed with or reported to any federal, state, municipal or other governmental department, commission, board, bureau, agency or any instrumentality of any of the foregoing wherever located with respect to the continuing operations of Insynq, including, without limitation, the SEC and Nasdaq Bulletin Board;

          (b) maintain material compliance with all Governmental Permits and all laws, rules, regulations and consent orders;

          (c) file on a timely basis all complete and correct applications or other documents necessary to maintain, renew or extend any site assessment, permit, license, variance or any other approval required by any governmental authority necessary and/or required for the continuing operation of Insynq's business operations, whether or not such approval would expire before or after the Effective Time; and

          (d) advise Xcel promptly in writing of any material change in any document or Schedule, including without limitation any Schedule, Exhibit or other information delivered pursuant to this Agreement.

     6.2 Meeting of Stockholders; Compliance with Washington Corporate Law. Insynq will take all action necessary in accordance with applicable law and their respective charter documents to obtain requisite shareholder approval of this Agreement and the transactions contemplated hereby, and to otherwise comply in all respects with Washington Corporate Law in connection with the transactions contemplated by this Agreement.

     6.3 No Change. Between the date of this Agreement and the Effective Time, Insynq will not, without the prior written consent of Xcel, or except as described in this Agreement:

          (a) authorize, issue, transfer, distribute, or register any of its securities;

          (b) declare or pay any dividend or make any distribution in respect of its capital stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its capital stock;

          (c) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except in the Ordinary Course of Business;

          (d) change or promise to change the compensation payable or to become payable to any director, officer, employee or agent, or make or promise to make any bonus payment to any such person;

          (e) create, assume or otherwise permit the imposition of any mortgage, pledge or other lien (except for current property taxes) or encumbrance upon or grant any option or right of first refusal with respect to any assets or properties whether now owned or hereafter acquired;

          (f) sell, assign, lease or otherwise transfer or dispose of any property or equipment other than in the Ordinary Course of Business;

          (g) merge or consolidate or agree to merge or consolidate with or into any firm, corporation or other entity;

          (h)     waive any material rights or claims;

          (i) amend or terminate any material agreement or any site assessment, permit, license or other right;

          (j) enter into any other transaction outside the Ordinary Course of its Business or prohibited hereunder;

          (k) take any action or suffer or permit any event to occur that would cause any representation or warranty in this Agreement to become untrue as of the Effective Time; or

          (l) take or permit any action which would have an adverse effect on Xcel.

     6.4 Access; Confidential Information. Between the date of this Agreement and the Effective Time, Insynq will afford to the officers and authorized representatives of Xcel, including, without limitation, its counsel, independent auditors and investment bankers, access to the facilities, plants, corporate properties and other properties, books and records of Insynq and will furnish Xcel with such additional financial and operating data and other information as to the business and properties of Insynq as Xcel may from time to time reasonably request. Insynq will cooperate with Xcel, its representatives and counsel in the preparation of any documents or other material which may be required by any governmental agency. Except as necessary to comply with the terms of this Agreement, the rules and regulations of the Nasdaq Electronic Bulletin Board and the SEC, Xcel will cause all information obtained from Insynq in connection with the negotiation and performance of this Agreement to be treated as confidential (except such information which is in the public domain or which Xcel may be required to disclose to any governmental agency, or pursuant to any court or regulatory agency order) and will not use, and will not knowingly permit others to use, any such confidential information in a manner detrimental to Insynq. Insynq covenants and agrees not to disclose to any third persons other than its accountants, brokers, bankers, investment advisers or legal counsel any of the specific terms or provisions of this Agreement (including financial terms) prior to or after the date hereof without the prior written consent of Xcel.

     6.5 Obtain Consents. Promptly after the execution of this Agreement, Insynq shall make all filings and take all steps reasonably necessary to obtain all approvals and consents required to be obtained by Insynq to consummate the transactions contemplated by this Agreement.

     6.6 Exclusivity. Insynq agrees that it will not (and will use their best efforts to cause Insynq's directors, officers, agents, representatives, and affiliates, and any other person acting on their behalf not to) enter into any contract or agreement that has as a purpose a business combination or merger, an issuance or sale of debt or equity of Insynq (including the capital stock), a sale of a substantial portion of the assets of Insynq, or a transaction comparable to or similar to this Agreement (any of the foregoing, a "Competing Transaction"). Insynq will promptly notify Xcel if it receives any offer, inquiry or proposal with respect to a Competing Transaction and the details thereof, and keep Xcel informed with respect to each such offer, inquiry or proposal. Insynq will provide Xcel with copies of all such offers, inquiries or proposals which are in writing.

                                 ARTICLE VII

                     INTERIM OPERATING COVENANTS OF XCEL

     7.1 Operations. Between the date of this Agreement and the Effective Time, each of Xcel will:

          (a) file on a timely basis all notices, reports or other filings required to be filed with or reported to any federal, state, municipal or other governmental department, commission, board, bureau, agency or any instrumentality of any of the foregoing wherever located with respect to the continuing operations of Xcel, including, without limitation, the SEC and Nasdaq Bulletin Board;

          (b) maintain material compliance with all Governmental Permits and all laws, rules, regulations and consent orders;

          (c) file on a timely basis all complete and correct applications or other documents necessary to maintain, renew or extend any site assessment, permit, license, variance or any other approval required by any governmental authority necessary and/or required for the continuing operation of Xcel's business operations, whether or not such approval would expire before or after the Closing Date; and

          (d) advise Insynq promptly in writing of any material change in any document or Schedule, including without limitation any Schedule, Exhibit or other information delivered pursuant to this Agreement.

     7.2 Compliance with Utah Corporate Law. Xcel will take all action necessary in accordance with applicable law and their respective charter documents to obtain requisite approval of this Agreement and the transactions contemplated hereby, and to otherwise comply in all respects with Utah Corporate Law in connection with the transactions contemplated by this Agreement.

     7.3 No Change. Between the date of this Agreement and the Effective Time, Xcel will not, without the prior written consent of Insynq, or except as described in this Agreement:

          (a)     make any change in its Articles of Incorporation or Bylaws;

          (b) authorize, issue, transfer, distribute, or register any of its securities;


          (c) declare or pay any dividend or make any distribution in respect of its capital stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its capital stock;

          (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures;

          (e) change or promise to change the compensation payable or to become payable to any director, officer, employee or agent, or make or promise to make any bonus payment to any such person;

          (f) create, assume or otherwise permit the imposition of any mortgage, pledge or other lien (except for current property taxes) or encumbrance upon or grant any option or right of first refusal with respect to any assets or properties whether now owned or hereafter acquired;

          (g) sell, assign, lease or otherwise transfer or dispose of any property or equipment other than in the Ordinary Course of Business;

          (h) merge or consolidate or agree to merge or consolidate with or into any firm, corporation or other entity;

          (i)     waive any material rights or claims;

          (j) amend or terminate any material agreement or any site assessment, permit, license or other right;

          (k) enter into any other transaction outside the Ordinary Course of its Business or prohibited hereunder;

          (l) take any action or suffer or permit any event to occur that would cause any representation or warranty in this Agreement to become untrue as of the Closing Date; or

          (m) take or permit any action which would have an adverse effect on Insynq.

     7.4 Access; Confidential Information. Between the date of this Agreement and the Effective Time, Xcel will afford to the officers and authorized representatives of Insynq, including, without limitation, its counsel, independent auditors and investment bankers, access to the facilities, plants, corporate properties and other properties, books and records of Xcel and will furnish Insynq with such additional financial and operating data and other information as to the business and properties of Xcel as Insynq may from time to time reasonably request. Xcel will cooperate with Insynq, its representatives and counsel in the preparation of any documents or other material which may be required by any governmental agency. Except as necessary to comply with the terms of this Agreement, the rules and regulations of the Nasdaq Electronic Bulletin Board and the SEC, Insynq will cause all information obtained from Xcel in connection with the negotiation and performance of this Agreement to be treated as confidential (except such information which is in the public domain or which Insynq may be required to disclose to any governmental agency, or pursuant to any court or regulatory agency order) and will not use, and will not knowingly permit others to use, any such confidential information in a manner detrimental to Xcel. Xcel covenants and agrees not to disclose to any third persons other than their accountants, brokers, bankers, investment advisers or legal counsel any of the specific terms or provisions of this Agreement (including financial terms) prior to or after the date hereof without the prior written consent of Insynq.

     7.5 Obtain Consents. Promptly after the execution of this Agreement, Xcel shall make all filings and take all steps reasonably necessary to obtain all approvals and consents required to be obtained by Xcel to consummate the transactions contemplated by this Agreement.

     7.6 Exclusivity. Xcel agrees that it will not enter into any contract or agreement that has as a purpose a business combination or merger, an issuance or sale of debt or equity of Xcel, a sale of a substantial portion of the assets of Xcel, or a transaction comparable to or similar to this Agreement (any of the foregoing, a "Competing Transaction"). Xcel will promptly notify Insynq if it receives any offer, inquiry or proposal with respect to a Competing Transaction and the details thereof, and keep Insynq informed with respect to each such offer, inquiry or proposal. Xcel will provide Insynq with copies of all such offers, inquiries or proposals which are in writing.

                                 ARTICLE VIII

                     ADDITIONAL COVENANTS OF THE PARTIES

     8.1 Filings; Other Action. Subject to the terms and conditions herein provided, Insynq and Xcel shall cause any appropriate other party to:
(a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits, or authorizations are required to be obtained prior to the Effective Time from governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits, or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper, or appropriate to consummate and make effective the transactions contemplated by this Agreement.

     8.2 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions set forth herein or the waiver thereof, directly or by or through its officers or directors, perform such further acts and execute such documents whether before or after the Effective Time as may be reasonably required to effect this Agreement. In addition, subject to the limitations set forth in this Agreement, and unless specifically prohibited by applicable law, each party will use its best efforts to cause all of the conditions to Closing set forth in this Agreement that are within its control to be satisfied prior to the Closing Date and will not take any action inconsistent with its obligations under this Agreement or which could hinder or delay the consummation of the transactions contemplated by this Agreement or that would cause any representation, warranty, or covenant made by it in this Agreement or in any certificate, list, exhibit, or other instrument furnished or to be furnished pursuant hereto, or in connection with the transaction contemplated hereby, to be untrue in any material respect as of the Effective Time.

     8.3 Expenses. If this Agreement is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     8.4 Brokers and Finders Fees. Each party shall pay and be responsible for any broker's, finder's or financial advisory fee incurred by such party in connection with the transactions contemplated by this Agreement.

     8.5     Notices of Certain Events.      Each party shall promptly notify
the other party hereto of:

          (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement.

     8.6 Completion of Due Diligence. Each party acknowledges that this Agreement is being executed prior to the completion of necessary due diligence and prior to the preparation and review of the appropriate Schedules and Exhibits. Each party shall grant the other and each of their officers, attorneys, accountants and advisors, complete and unfiltered access to all information, documentation and personnel of the other. Each party shall conduct such diligence within 10 days of the date of this Agreement unless such party notifies the other parties in to the Agreement that they require further time and information to complete their investigations to their satisfaction, including information contained or in Schedules or Exhibits to this Agreement.

     8.7 Preparation of Schedules and Exhibits. Each party to this Agreement shall prepare and attach all necessary Schedules and Exhibits after the execution of this Agreement, but no later than the Closing Date, which information shall be true and correct as of the Closing Date, unless otherwise specified therein.

                                  ARTICLE IX

                            CONDITIONS TO CLOSING

     9.1 Conditions to Each Party's Obligations. The respective obligation of each party to effect the transactions contemplated thereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of capital stock of Insynq and of Xcel.

          (b) No party to this Agreement shall be subject to any order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted or order reversed.

          (c) No material action, suit, proceeding, or investigation involving either party shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of Xcel Stock to be issued in connection with this transaction shall have been received.

          (d) All consents, authorizations, orders, and approvals of (or filings or registrations with) any governmental commission, board, or other regulatory body required in connection with the execution, delivery, and performance of this Agreement shall have been obtained or made, except for filings required to be filed after the Closing Date.

          (e) No action, suit, or proceeding shall be pending or threatened by or before any court or governmental body in which an unfavorable judgment, order, or decree would prevent any of the transactions contemplated hereby or cause any such transaction to be declared unlawful or rescinded or that could reasonably be expected to cause an Insynq Material Adverse Effect or a Material Adverse Effect.

          (f) All documents and instruments to be delivered by the parties in connection with the transactions contemplated hereby shall be in form and substance reasonably satisfactory to the parties and their respective counsel, and the parties shall have received such other documents and instruments as they may reasonably request in connection therewith.

          (g) Each party to this Agreement shall have completed to its satisfaction, due diligence investigation on the other, its shareholders, its business and operations, financial condition, outstanding liabilities, business prospects and other material information.

          (h) Each party to this Agreement shall have provided the information necessary to complete the Schedules and Exhibits to this Agreement and the Schedules and Exhibits must be completed and the information contained therein must be satisfactory to each party to this Agreement, in each such party's sole discretion.

          (i) This Agreement shall be modified and amended to reflect changes, provisions, terms and conditions agreed upon by the parties hereto prior to the Closing.

          (j) None of these transactions contemplated hereby shall have been enjoined by the court or by any federal or state governmental branch, agency, commission or regulatory authority and not suit or other proceeding challenging the transactions contemplated hereby shall have been threatened or instituted and no investigative or other demand shall have been made by any federal or state governmental branch, agency, commission or regulatory authority.

          (k) Xcel shall continue to be listed and shall not have received any notice of impending delisting or suspension from the Nasdaq Electronic Bulletin Board.

     9.2 Conditions to Obligation of Insynq to Effect this Agreement. The obligation of Insynq to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Xcel shall have performed or be in compliance in all respects with agreements contained in this Agreement required to be performed on or prior to the Closing Date. The representations and warranties of Xcel contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Insynq shall have received a certificate of the President of Xcel, dated the Closing Date, certifying to such effect.

          (b) There shall have been delivered to Insynq certificates, dated within five days of the Closing Date, of the Secretary of State of the State of Utah, with respect to the incorporation, subsistence, and good legal standing of Xcel.

          (c) All approvals and all consents and approvals of any third parties required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained and delivered to Insynq.

          (d) There shall have been delivered to Insynq certificates, dated as of the Closing Date, of the President and Secretary, respectively, of Xcel as set forth as Exhibit 9.2(d), (i) to the effect that the Articles of Incorporation of Xcel have not been amended since the date of this Agreement,
(ii) attaching a true and complete copy of the Bylaws of Xcel as in effect on the Closing Date, (iii) attaching a true and complete copy of the resolutions of the Board of Directors of Xcel approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby; and (iv) to the effect that each of the provisions of Section 9.2(a) are true and correct as of the Closing Date.


          (e) There shall have been delivered to Insynq certificates, dated as of the Closing Date, with respect to the incumbency and signatures of all officers of Xcel signing this Agreement and any other certificate, agreement, or instrument delivered on behalf of Xcel in connection with this Agreement.

          (f) Since the Closing Date, there shall not have been any material adverse change in the condition (financial or otherwise), business, properties or assets of Xcel.

     9.3 Conditions to Obligation of Xcel to Effect this Agreement. The obligation of Xcel to effect the transactions contemplated in this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Insynq shall have performed or be in compliance in all respects with agreements contained in this Agreement required to be performed on or prior to the Closing Date. The representations and warranties of Insynq contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Xcel shall have received a certificate of the President of Insynq, dated the Closing Date, certifying to such effect.

          (b) There shall have been delivered to Xcel certificates, dated within five days of the Closing Date, of the Secretary of State of the State of Washington, with respect to the incorporation, subsistence, and good legal standing of Insynq.

          (c) All approvals of Insynq's shareholders, and all consents and approvals of any third parties required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained and delivered to Xcel.

          (d) There shall have been delivered to Xcel certificates, dated as of the Closing Date, of the President and Secretary, respectively, of Insynq as set forth as Exhibit 9.3(d), (i) to the effect that the Articles of Incorporation of Insynq have not been amended since the date of this Agreement, (ii) attaching a true and complete copy of the Bylaws of Insynq as in effect on the Closing Date, (iii) attaching a true and complete copy of the resolutions of the Board of Directors and shareholders of Insynq approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby; and (iv) to the effect that each of the provisions of Section 9.2(a) are true and correct as of the Closing Date.

          (e) There shall have been delivered to Xcel certificates, dated as of the Closing Date, with respect to the incumbency and signatures of all officers of Insynq signing this Agreement and any other certificate, agreement, or instrument delivered on behalf of Insynq in connection with this Agreement.

          (f) Since the Closing Date, there shall not have been any material adverse change in the condition (financial or otherwise), business, properties or assets of Insynq.

                                  ARTICLE X

                                 TERMINATION

     10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date, by the mutual consent of Xcel and Insynq.

     10.2 Termination by Either Party. This Agreement may be terminated by either party under any of the following conditions:

          (a) the Closing has not occurred by February10, 2000; provided that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose breach of any provision of this Agreement results in the failure of the transactions contemplated herein to be consummated by such time unless otherwise agreed in writing;

          (b) there shall be any law or regulation that makes consummation of the transaction contemplated herein illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining any party from consummating the Agreement is entered and such judgment, injunction, order or decree shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause shall have used its best efforts to remove such injunction, order or decree.

          (c) breach or any inability to fulfill any representation or warranty or event which would constitute a breach upon the Closing hereof, not cured to the other parties' satisfaction by February 10, 2000.

     10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of this transaction pursuant to this Article X, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 10.3 and
Section 5.12 and except for the provisions of Sections 11.2, 11.3, 11.5, 11.6, 11.7, 11.11, 11.12, and 11.13 and pursuant to any confidentiality agreement signed by the parties hereto.

     10.4 Extension; Waiver. At any time prior to the Closing Date, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE XI

                              GENERAL PROVISIONS

     11.1 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by same day or overnight courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Xcel:              Xcel Management, Inc.
                         781 East 2300 South
                         Bountiful, Utah 84010
                         Attn: Steve Rippon
                         Telephone: (801) 292-4104

If to Insynq:            Insynq, Inc.
                         709 South 9th Street, Suite 305
                         Tacoma, Washington 98401-1996
                         Attn: John Gorst, CEO
                         Facsimile:  (253) 404-3842
                         Telephone:  (253) 383-1085

With copies to:          Mark Patterson
                         VANDEBERG, JOHNSON & GANDARA
                         1201 Pacific Avenue, Suite 1900
                         P.O. BOX 1315
                         Tacoma, WA 98401-1315
                         Facsimile:  (253) 383-6377
                         Telephone:  (253) 383-3791

or such other address or fax number as any party may specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered, or delivered by courier or 5 days after mailing thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     11.2 Assignment, Binding Effect. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or certain stockholders of Insynq and other named beneficiaries of covenants or agreements in the Agreement, or their respective heirs, successors, executors, administrators, and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     11.3 Entire Agreement. This Agreement, the Exhibits, Xcel Disclosure Schedule, the confidentiality agreements between the parties hereto and any schedules or agreements delivered in connection with this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No information previously provided, addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     11.4 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time, but no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     11.5 Subsequent Actions. If, at any time after the Closing Date, Xcel shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Xcel's right, title or interest, in, to or under any of the rights, properties, privileges, franchises or assets of Insynq acquired or to be acquired by Xcel as a result of, or in connection with, the Agreement, or otherwise to carry out the intent of this Agreement, the officers and directors of Insynq agree to execute and deliver, in the name and on behalf of Insynq all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in Xcel or otherwise carry out the intent of this Agreement.

     11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without regard to its rules of conflict of laws.

     11.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Executed counterparts transmitted by fax shall be effective as originals.

     11.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     11.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     11.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     11.11 Attorneys' Fees. If any arbitration, litigation, action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement, in relation to a breach of this Agreement or pertaining to a declaration of rights under this Agreement, the prevailing party will recover all such party's attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom. As used in this Agreement, attorneys' fees will be deemed to be the full and actual cost of any legal services actually performed in connection with the matters involved, including those related to any appeal or the enforcement of any judgment, calculated on the basis of the usual fee charged by attorneys performing such services, and will not be limited to "reasonable attorneys' fees" as defined in any statute or rule of court.

     11.12 Survival. All representations and warranties of any party contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing until 24 months after the Closing.

     11.13 Incorporation of Exhibits. The Schedules and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction unless the same is material to the terms of this Agreement, in the judgment of either party to this Agreement, in which case the parties shall negotiate in good faith to revise the same so as to be valid or enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.15 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.16 Consent. Whenever the consent or approval of a party is required by the terms of this Agreement, unless otherwise provided, the same shall not be unreasonably withheld or delayed.

                                   XCEL MANAGEMENT, INC.,
                                   A Utah corporation


                                   By: /s/ Steve Rippon
                                      -----------------------
                                      Steve Rippon, President

                                   INSYNQ, INC.,
                                   A Washington corporation


                                   By: /s/ John Gorst
                                     ---------------------------------------
                                       John Gorst, Chief Executive Officer